SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2017

PARETEUM CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	001-35360	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 984-1096

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On February 23, 2017, Pareteum Corporation (the “Company”) filed a certificate of amendment to the Company’s certificate of incorporation (the “Certificate of Amendment”), effective after the market closed on February 24, 2017 (the “Effective Date”), with the Secretary of State of the State of Delaware in order to effect the previously announced 1-for-25 reverse stock split (the “Reverse Split”).  Pursuant to the Reverse Split, every 25 shares of the Company’s issued and outstanding common stock have been converted into one share of common stock.  The Reverse Split took effect at 4:01 p.m., Eastern Time, on the Effective Date, and the common stock will begin trading on a split-adjusted basis when the market opens on February 27, 2017.  No fractional shares will be issued if, as a result of the Reverse Split, a stockholder would otherwise have been entitled to a fractional share. Instead, each stockholder will be entitled to receive a cash payment which will be based upon the volume weighted average price for the five (5) days preceding the Effective Date.

The Reverse Split followed (i) the granting of authority to the Board of Directors of the Company (the “Board”), by the Company’s stockholders at the 2016 Annual Meeting of Stockholders held on August 16, 2016, in its discretion, to determine whether to proceed with the Reverse Split and to select and file the Certificate of Amendment to the Company’s certificate of incorporation to effect the Reverse Split at a ratio to be determined by the Board and (ii) the subsequent approval by the Company’s Board on February 14, 2017 of the enactment of the Reverse Split at the ratio of 1-for-25.

The Company’s shares of common stock will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “TEUM” but will trade under a new CUSIP of 69946T 207.

Continental Stock Transfer & Trust Company, LLC, the Company’s transfer agent, will act as the exchange agent for the Reverse Split.

A copy of the Certificate of Amendment to the Company’s certificate of incorporation is filed as Exhibit 3.1 to this report.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits:

3.1 Certificate of Amendment to Certificate of Incorporation of Pareteum Corporation

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2017	PARETEUM CORPORATION

	By:	/s/ Alexander Korff
Name: Alexander Korff
Title: General Counsel & Secretary